Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Third Quarter 2022 Financial Results

and Updates Full Year 2022 Financial Guidance

-	Reports revenue of $200.7 million for the quarter, representing year-over-year growth of 13% as reported, 19% at constant currency and 16% organic

-	Delivers base business growth of 29% for the quarter

-	Expands Process Analytics portfolio with DRS Daylight Solutions agreement

WALTHAM, Mass. – November 1, 2022 — Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for its third quarter of 2022. Provided in this press release are financial highlights for the three- and nine- month periods ended September 30, 2022, updates to our financial guidance for the year 2022 and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said, “I’m very pleased with our performance for the third quarter, with reported revenue of $201 million reflecting overall revenue growth of approximately 13% year-over-year, and 19% at constant currency. We continue to see strength in our base business, where third quarter revenue grew 29% year-over-year, and is expected to be in the range of 33%-34% for the full year. Strategically, we executed on two important deals, signing a 15-year agreement with DRS Daylight Solutions on real-time process monitoring using mid-infrared technology and more recently extending our affinity ligand relationship with Purolite (an EcoLab company) until 2032. We are confident about our full year outlook for the company with overall revenue growth of 19%-20% as reported and 24%-25% at constant currency.”

Financial Highlights for the Third Quarter and First Nine Months of 2022

REVENUE

•

Total revenue as reported for the third quarter of 2022 increased to $200.7 million compared to $178.2 million for the third quarter of 2021, a year-over-year gain of 13%, or 19% at constant currency, and organic growth of 16%.

•

Total revenue as reported for the first nine months of 2022 increased to $614.8 million compared to $484.0 million for the first nine months of 2021, a year-over-year gain of 27%, or 32% at constant currency, and organic growth of 28%.

REVENUE MIX

•

For the third quarter of 2022, our base business accounted for approximately 83% of revenue, COVID-related sales accounted for 14%, and inorganic revenue from acquisitions made in 2021 accounted for 3% of revenue.

•

For the first nine months of 2022, our base business accounted for 78% of revenue, COVID-related sales accounted for 19% of revenue, and inorganic revenue from acquisitions made in 2021 accounted for 3% of revenue.

GROSS PROFIT and GROSS MARGIN

•

Gross profit (GAAP) for the third quarter of 2022 was $114.2 million, a year-over-year increase of $11.5 million. Adjusted gross profit (non-GAAP) for the third quarter of 2022 was $114.4 million, a year-over-year increase of $10.6 million, or 10%.

•

Gross margin (GAAP) for the third quarter of 2022 was 56.9%, compared to 57.6% for the third quarter of 2021. Adjusted gross margin (non-GAAP) for the third quarter was 57.0%, compared to 58.3% in the 2021 period.

•

Gross profit (GAAP) for the first nine months of 2022 was $359.6 million, a year-over-year increase of $72.9 million. Adjusted gross profit (non-GAAP) for the first nine months of 2022 was $360.8 million, a year-over-year increase of $71.2 million, or 25%.

•

Gross margin (GAAP) for the first nine months of 2022 was 58.5%, compared to 59.3% for the first nine months of 2021. Adjusted gross margin (non-GAAP) for the first nine months of 2022 was 58.7%, compared to 59.8% in the first nine months of 2021.

OPERATING INCOME

•

Operating income (GAAP) for the third quarter of 2022 was $52.7 million, a year-over-year increase of $7.5 million. Adjusted operating income (non-GAAP) for the third quarter of 2022 was $58.2 million, a year-over-year increase of $1.2 million.

•

Operating income (GAAP) for the first nine months of 2022 was $175.8 million, a year-over-year increase of $46.0 million. Adjusted operating income (non-GAAP) for the first nine months of 2022 was $191.1 million, a year-over-year increase of $31.8 million, or 20%.

NET INCOME

•	Net income (GAAP) for the third quarter of 2022 increased to $40.4 million, a year-over-year increase of $6.9 million. Adjusted net income (non-GAAP) for the third quarter of 2022 was $44.4 million.

•

Net income (GAAP) for the first nine months of 2022 was $137.2 million, a year-over-year increase of $38.0 million. Adjusted net income (non-GAAP) for the first nine months of 2022 was $149.5 million, a year-over-year increase of $21.2 million, or 16%.

EARNINGS PER SHARE

•

Earnings per share (GAAP) for the third quarter of 2022 increased to $0.71 on a fully diluted basis, compared to $0.58 for the third quarter of 2021. Adjusted EPS (non-GAAP) for the third quarter of 2022 was $0.77 on a fully diluted basis, compared to $0.78 for the third quarter of 2021.

•

Earnings per share (GAAP) for the first nine months of 2022 increased to $2.39 on a fully diluted basis, compared to $1.74 for the first nine months of 2021. Adjusted EPS (non-GAAP) for the first nine months of 2022 increased to $2.61 on a fully diluted basis, an increase of 16% compared to $2.25 for the first nine months of 2021.

EBITDA

•

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure, for the third quarter of 2022 increased to $58.7 million compared to $54.4 million for the third quarter of 2021. Adjusted EBITDA for the third quarter of 2022 was $57.9 million, compared to $60.5 million for the third quarter of 2021.

•

EBITDA for the first nine months of 2022 was $202.0 million, compared to $155.5 million for the first nine months of 2021, a year-over-year increase of 30%. Adjusted EBITDA for the first nine months of 2022 was $197.8 million, a year-over-year increase of $28.9 million, or 17%.

CASH

•	Our cash and cash equivalents at September 30, 2022 were $573.4 million, compared to $603.8 million at December 31, 2021.

All reconciliations of GAAP to adjusted (non-GAAP) figures above, as well as EBITDA to adjusted EBITDA, are detailed in the reconciliation tables included later in this press release.

Financial Guidance for 2022

Our financial guidance for the fiscal year 2022 is based on expectations for our existing business and includes the financial impact of our 2021 acquisitions. This guidance also excludes the impact of potential additional acquisitions and future fluctuations in foreign currency exchange rates.

YEAR 2022 GUIDANCE:

•	Total reported revenue is expected to be in the range of $795-$805 million, compared to our previous guidance of $790-$810 million.

•

We are now guiding to overall revenue growth of 19%-20% as reported, compared to our previous guidance of 18%-21%. We are increasing our guidance for growth at constant currency to 24%-25%, and increasing our organic growth guidance to 21%-22%.

•

Our base business revenue, which excludes COVID-related revenue and inorganic acquisition revenue from 2021 acquisitions, is expected to grow by 33%-34%, an increase from our previous guidance of 31%-33%.

•	Gross margin is expected to be 57.5%-58.5% on both a GAAP and non-GAAP basis, consistent with our previous guidance.

•

Income from operations is expected to be in the range of $203-$207 million on a GAAP basis. Adjusted (non-GAAP) income from operations is expected to be in the range of $231-$235 million, compared to our previous guidance of $234-$239 million.

•

Net income is expected to be in the range of $158-$161 million on a GAAP basis. Adjusted (non-GAAP) net income is expected to be in the range of $181-$184 million, as compared to our previous guidance of $180-$184 million. Our current guidance reflects a tax rate of 19% on adjusted pre-tax income.

•

Fully diluted GAAP EPS is expected to be in the range of $2.76-$2.81. Adjusted (non-GAAP) fully diluted EPS is expected to be in the range of $3.15-$3.20, as compared to our previous guidance of $3.13-$3.20.

Our non-GAAP guidance for the fiscal year 2022 excludes the following items:

•	$10.4 million estimated acquisition and integration expenses (including $1.3 million in cost of product revenue, $0.7 million in R&D, $8.2 million in SG&A and $0.3 million (Other income (expense)).

•	$27.0 million estimated intangible amortization expense in SG&A.

•	$1.8 million in amortization of debt issuance (Other income (expense)).

•	$9.1 million estimated Avitide acquisition related contingent consideration gain, primarily related to changes in interest rates.

Our non-GAAP guidance for the fiscal year 2022 includes:

•

An income tax increase of $7.5 million, representing the tax impact on acquisition and integration costs, intangible amortization and contingent consideration expense, and amortization of debt issuance costs.

All reconciliations of GAAP to adjusted (non-GAAP) guidance are detailed in the tables included later in this press release.

Conference Call

Repligen will host a conference call and webcast today, November 1, 2022, at 8:30 a.m. EDT, to discuss third quarter 2022 financial results, financial guidance and corporate developments. The conference call will be accessible by dialing toll-free (844) 274-3999 for domestic callers or (412) 317-5607 for international callers. No passcode is required for the live call. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (877) 344-7529 from the U.S., (855) 669-9658 from Canada and (412) 317-0088 for international callers. Replay listeners must provide the passcode 7297399.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency; adjusted gross profit and adjusted gross margin; adjusted income from operations; adjusted operating income and adjusted net income; earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted EBITDA; adjusted net income; adjusted net income per share—diluted; adjusted fully diluted earnings per share; adjusted cost of sales; adjusted R&D expense; and adjusted SG&A expense. The Company provides organic revenue growth rates in constant currency to exclude the impact of both foreign currency translation and the impact of acquisition revenue for current year periods that have no prior year comparable in order to facilitate a comparison of its current revenue performance to its past revenue performance. The Company provides revenue growth rates in constant currency in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period.

The Company’s non-GAAP financial results and/or non-GAAP guidance exclude the impact of: acquisition-related inventory step-up costs, acquisition and integration costs, intangible amortization costs, contingent consideration expenses related to the Company’s acquisitions, amortization of debt issuance costs related to Company’s convertible debt, non-cash interest expense, loss on conversion of debt, and the related impact on tax of non-GAAP charges. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance and guidance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation is a global company that develops and commercializes highly innovative bioprocessing technologies and systems that enable efficiencies in the process of manufacturing biological drugs. We are inspiring advances in bioprocessing for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our focus areas are Filtration, Chromatography, Process Analytics, Fluid Management and Proteins. Our corporate headquarters are located in Waltham, Massachusetts, with additional administrative and manufacturing operations worldwide. The majority of our manufacturing sites are located within the U.S. (California, Massachusetts, New Hampshire, New Jersey and New York), and we also have sites in Estonia, France, Germany, Ireland, the Netherlands and Sweden. For more information about the company, including Repligen news releases, see our website at http://www.repligen.com. Follow us on LinkedIn and Twitter.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, demand in the markets in which we operate, the expected performance of our business, the expected performance and success of our strategic partnerships including recently announced agreements with Daylight Solutions and Purolite, the expected performance of our acquired businesses, our ability to continue to generate, and the magnitude of, COVID-related revenue, and management’s strategy, plans and objectives for operations or acquisitions, product development and sales, selling, general and administrative expenditures, constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” “projected,” “estimated” or “could” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with the following: the effect of the COVID-19 coronavirus pandemic, including mitigation efforts and economic effects, on our business operations and the operations of our customers and suppliers; the ultimate impact of the COVID-19 coronavirus pandemic on our business or financial results; our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; our ability to successfully integrate any acquired businesses into our business and achieve the expected benefits of such acquisitions; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all U.S. Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K for the year ended December 31, 2021 and in subsequently filed reports with the Securities and Exchange Commission (the Commission), including our Quarterly Reports on Form 10-Q on file with the Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. These forward-looking statements reflect management’s current views, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and are based only on information currently available to us. Repligen does not undertake to update, whether written or oral, any of these forward-looking statements to reflect a change in its views or events or circumstances, whether as a result of new information, future development or otherwise, that occur after the date hereof except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$200,708	$178,177	$614,668	$483,834
Royalty and other revenue	33	39	106	179

Total revenue	200,741	178,216	614,774	484,013
Costs and expenses:
Cost of product revenue	86,514	75,495	255,130	197,232
Research and development	10,228	9,154	32,823	25,155
Selling, general and administrative	53,643	48,373	162,592	131,809
Contingent consideration	(2,309)	—	(11,604)	—

	148,076	133,022	438,941	354,196

Income from operations	52,665	45,194	175,833	129,817
Investment income	2,177	44	2,962	137
Interest expense	(329)	(2,859)	(892)	(8,400)
Amortization of debt issuance costs*	(455)	(361)	(1,360)	(1,070)
Other expenses, net	(6,591)	(786)	(10,389)	(1,789)

Income before income taxes	47,467	41,232	166,154	118,695
Income tax provision	7,062	7,734	28,924	19,514

Net income	$40,405	$33,498	$137,230	$99,181

Earnings per share:
Basic	$0.73	$0.61	$2.48	$1.81

Diluted*	$0.71	$0.58	$2.39	$1.74

Weighted average shares outstanding:
Basic	55,497,967	55,014,699	55,432,308	54,917,731

Diluted*	57,303,537	57,367,920	57,598,190	57,071,839

*

Under ASU 2020-06, the Company is required to reflect the dilutive effect of the 2019 Notes by application of the if-converted method. Prior to filing the Second Supplemental Indenture on March 4, 2022, the Company had the option to settle the conversion of the 2019 Notes in cash, stock or a combination of the two. Therefore, from January 1, 2022 (the date the Company adopted ASU 2020-06) to March 4, 2022, the Company included 3,474,429 shares in the denominator of the weighted average nine months ended September 30, 2022 diluted EPS calculation. Subsequent to March 4, 2022, after the Second Supplemental Indenture became effective, the Company irrevocably elected to settle the conversion principal in cash and only the premium in shares of the Company’s common stock. Therefore, from March 5, 2022 to March 31, 2022 the Company included 980,525 shares in the denominator of the weighted average nine months ended September 30, 2022 diluted EPS calculation. Under the if-converted method, the Company was also required to exclude amortization of debt issuance cost and interest charges applicable to the convertible debt from the numerator of the diluted EPS calculation for the period from January 1, 2022 to March 4, 2022, assuming the interest on convertible debt was never recognized for that period. For the nine months ended September 30, 2022 the Company excluded amortization of debt issuance costs and interest charges for the period January 1, 2022 to March 4, 2022 of $0.4 million (tax effected) from the numerator.

Balance Sheet Data:	September 30, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$573,363	$603,814
Working capital	542,537	556,415
Total assets	2,462,532	2,358,354
Long-term obligations*	216,727	233,025
Accumulated earnings	348,543	194,060
Stockholders’ equity	1,835,109	1,750,067

*	Includes long-term portion of the contingent consideration obligation related to the acquisition of Avitide Inc.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO

NON-GAAP (ADJUSTED) INCOME FROM OPERATIONS

(Unaudited, amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP INCOME FROM OPERATIONS	$52,665	$45,194	$175,833	$129,817
ADJUSTMENTS TO INCOME FROM OPERATIONS:
Inventory step-up charges	—	270	—	1,868
Acquisition and integration costs	1,251	5,824	7,142	11,593
Contingent consideration	(2,309)	—	(11,604)	—
Intangible amortization	6,547	5,677	19,712	16,001

ADJUSTED INCOME FROM OPERATIONS	$58,154	$56,965	$191,083	$159,279

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP (ADJUSTED) NET INCOME

(Unaudited, amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP NET INCOME	$40,405	$33,498	$137,230	$99,181
ADJUSTMENTS TO NET INCOME:
Inventory step-up charges	—	270	—	1,868
Acquisition and integration costs	1,512	5,824	7,403	11,593
Contingent consideration	(2,309)	—	(11,604)	—
Intangible amortization	6,547	5,677	19,712	16,001
Loss on conversion of debt	—	1	—	6
Amortization of debt issuance costs	455	361	1,360	1,070
Non-cash interest expense(1)	—	2,541	—	7,522
Tax effect of non-GAAP charges	(2,241)	(3,467)	(4,600)	(8,904)

ADJUSTED NET INCOME	$44,369	$44,705	$149,501	$128,337

(1)	Includes impact from adoption of ASU 2020-06.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE TO

NON-GAAP (ADJUSTED) NET INCOME PER SHARE

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP NET INCOME PER SHARE—DILUTED	$0.71	$0.58	$2.39	$1.74
ADJUSTMENTS TO NET INCOME PER SHARE—DILUTED:
Inventory step-up charges	—	0.00	—	0.03
Acquisition and integration costs	0.03	0.10	0.13	0.20
Contingent consideration	(0.04)	—	(0.20)	—
Intangible amortization	0.11	0.10	0.34	0.28
Loss on conversion of debt	—	0.00	—	0.00
Amortization of debt issuance costs(1)	0.01	0.01	0.02	0.02
Non-cash interest expense(2)	—	0.04	—	0.13
Tax effect of non-GAAP charges	(0.04)	(0.06)	(0.08)	(0.16)

ADJUSTED NET INCOME PER SHARE—DILUTED	$0.77	$0.78	$2.61	$2.25

(1)

The nine months ended September 30, 2022 represented amortization of debt issuance costs for the period April 1, 2022 to September 30, 2022 in addition to the amortization of debt issuance costs for the period March 5, 2022 to March 31, 2022 after the Second Supplemental Indenture was filed. Debt issuance cost for the period January 1, 2022 to March 4, 2022 were already reflected in the GAAP net income per share - diluted EPS under the if-converted method of calculating diluted EPS for the nine months ended September 30, 2022.

(2)	Includes impact from adoption of ASU 2020-06.

Totals may not add due to rounding.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(Unaudited, amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP NET INCOME	$40,405	$33,498	$137,230	$99,181
ADJUSTMENTS:
Investment income	(2,177)	(44)	(2,962)	(137)
Interest expense	329	318	892	878
Non-cash interest expense(1)	—	2,541	—	7,522
Amortization of debt issuance costs	455	361	1,360	1,070
Income tax provision	7,062	7,734	28,924	19,514
Depreciation	6,097	4,308	16,810	11,360
Amortization(2)	6,575	5,705	19,795	16,084

EBITDA	58,746	54,421	202,049	155,472
OTHER ADJUSTMENTS:
Inventory step-up charges	—	270	—	1,868
Acquisition and integration costs	1,512	5,824	7,403	11,593
Contingent consideration	(2,309)	—	(11,604)	—
Loss on conversion of debt	—	1	—	6

ADJUSTED EBITDA	$57,949	$60,516	$197,848	$168,939

(1)	Includes impact from adoption of ASU 2020-06.
(2)	Includes amortization of milestone payments in accordance with GAAP of $28 for the three months ended September 30, 2022 and 2021 and $83 for the nine months ended September 30, 2022 and 2021.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP COST OF SALES TO NON-GAAP (ADJUSTED) COST OF SALES

(Unaudited, amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP COST OF SALES	$86,514	$75,495	$255,130	$197,232
ADJUSTMENT TO COST OF SALES:
Inventory step-up charges	—	(270)	—	(1,868)
Acquisition and integration costs	(167)	(829)	(1,201)	(993)

ADJUSTED COST OF SALES	$86,347	$74,396	$253,929	$194,371

REPLIGEN CORPORATION

RECONCILIATION OF GAAP R&D EXPENSE TO NON-GAAP (ADJUSTED) R&D EXPENSE

(Unaudited, amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP R&D	$10,228	$9,154	$32,823	$25,155
ADJUSTMENT TO R&D:
Acquisition and integration costs	(41)	(381)	(566)	(962)

ADJUSTED R&D	$10,187	$8,773	$32,257	$24,193

REPLIGEN CORPORATION

RECONCILIATION OF GAAP SG&A EXPENSE TO NON-GAAP (ADJUSTED) SG&A EXPENSE

(Unaudited, amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP SG&A EXPENSE	$53,643	$48,373	$162,592	$131,809
ADJUSTMENTS TO SG&A EXPENSE:
Acquisition and integration costs	(1,044)	(4,613)	(5,375)	(9,637)
Intangible amortization	(6,547)	(5,677)	(19,712)	(16,001)

ADJUSTED SG&A EXPENSE	$46,052	$38,083	$137,505	$106,171

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME GUIDANCE TO ADJUSTED (NON-GAAP NET INCOME GUIDANCE)

(in thousands)	Twelve months ending December 31, 2022
	Low End	High End
GUIDANCE ON NET INCOME	$158,000	$161,000
ADJUSTMENTS TO GUIDANCE ON NET INCOME:
Acquisition and integration costs	10,447	10,447
Anticipated pre-tax amortization of acquisition-related intangible assets	27,014	27,014
Amortization of debt issuance costs	1,815	1,815
Contingent consideration	(9,104)	(9,104)
Tax effect of intangible amortization and integration	(7,460)	(7,460)
Guidance rounding adjustment	288	288

GUIDANCE ON ADJUSTED NET INCOME	$181,000	$184,000

Totals may not add due to rounding.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE GUIDANCE TO

ADJUSTED (NON-GAAP) NET INCOME PER SHARE GUIDANCE

	Twelve months ending December 31, 2022
	Low End	High End
GUIDANCE ON NET INCOME PER SHARE—DILUTED	$2.76	$2.81
ADJUSTMENTS TO GUIDANCE ON NET INCOME PER SHARE—DILUTED:
Acquisition and integration costs	0.18	0.18
Anticipated pre-tax amortization of acquisition-related intangible assets	0.47	0.47
Amortization of debt issuance costs	0.03	0.03
Contingent consideration	(0.16)	(0.16)
Tax effect of intangible amortization and integration	(0.13)	(0.13)
Guidance rounding adjustment	—	—

GUIDANCE ON ADJUSTED NET INCOME PER SHARE—DILUTED	$3.15	$3.20

Totals may not add due to rounding.

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